EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

Au	gust 17, 2001

Te	lik, Inc.
750	Gateway Blvd.,
So	uth San Francisco, CA 94080

La	dies and Gentlemen:

          You have requested our opinion with respect to certain matters in connection with the filing by Telik, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, which Registration Statement covers the underwritten public offering of up to 4,600,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including 600,000 shares of Common Stock for which the underwriters will be granted an over-allotment option. All of the Shares are to be sold by the Company as described in the Registration Statement.

          In connection with this opinion, we have examined the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and Related Prospectus, will be validly issued, fully paid and nonassessable.

          We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Ve	ry truly yours,

Co	oley Godward LLP

/s/ Deborah A. Marshall
Deborah A. Marshall